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Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

        THIS CHANGE OF CONTROL AGREEMENT is executed to be effective as of the 1st day of July, 2010 ("Effective Date"), by and between CH2M HILL Companies, Ltd., an Oregon corporation ("CH2M HILL"), and                                     ("Executive").

RECITALS

A.
The Board of Directors of CH2M HILL considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of CH2M HILL and its stockholders;

B.
The Board of Directors recognizes that the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of CH2M HILL and its stockholders;

C.
Executive currently serves as an officer or director of CH2M HILL or one of its key operating subsidiaries;

D.
The Board of Directors has determined that it is in the best interests of CH2M HILL and its stockholders to secure Executive's continued services and to ensure Executive's continued and undivided dedication to duties in the event of any threat of or occurrence of events that could lead to a change in control of CH2M HILL, without being influenced by the Executive's uncertainty of his/her own situation; and

E.
The Board of Directors has authorized the undersigned to enter into this Agreement on behalf of CH2M HILL.

For and in consideration of the premises and the mutual covenants and agreements herein contained, CH2M HILL and Executive hereby agree as follows.

AGREEMENT
Article 1. Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1
"Annual Bonus" means the incentive currently offered under the Annual Incentive Plan (formerly referred to as the Short-Term Incentive Plan) to selected CH2M HILL employees on an annual basis or similar annual bonus that may replace the Annual Incentive Plan at a future date. The Annual Bonus is historically paid in the first quarter of the year immediately following the year with respect to which it is awarded.

1.2
"Board" means the Board of Directors of CH2M HILL.

1.3
"Cause" means:

a.
A material breach by Executive of his/her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is (i) demonstrably willful, continued and deliberate on Executive's part, (ii) committed in bad faith and without reasonable belief that such breach is in the best interests of CH2M HILL, or (iii) a willful failure to follow the lawful and reasonable directions of the Board (in the case of the Chief Executive Officer (the "CEO")) or the Executive's supervisor (in the case of all others), that remain uncured five (5) business days following written notice by the Board or other supervisor, as the case may be, regarding such failure to the Executive. For purposes of clause (a)(ii), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for CH2M HILL shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of CH2M HILL; or

  b.
  The Executive's conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to CH2M HILL.

  c.
  "Cause" shall not exist unless and until CH2M HILL has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) calendar days' notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (a) or (b) above has occurred and specifying the particulars thereof in detail. CH2M HILL must first notify Executive of any event believed to constitute Cause within thirty (30) calendar days following CH2M HILL's knowledge of its existence or such event shall not constitute "Cause" under this Agreement.

1.4
"Change of Control Event" or "COC" means the occurrence of any one of the following events:

a.
Any one person, or persons acting as a Group, directly or indirectly, acquires ownership of stock of CH2M HILL that, together with stock held by such person or Group, constitutes more than 50% of the total fair value of CH2M HILL stock. However, if any one person, or persons acting as a Group, owns more than 50% of the total fair value of CH2M HILL stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of CH2M HILL (or to cause a change in the effective control of CH2M HILL).

b.
There is a change in the effective control of CH2M HILL. A change in the effective control of CH2M HILL occurs on the date that either:

(i)
Any one person, or persons acting as a Group, directly or indirectly, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CH2M HILL that represents 30% or more of the total voting power of CH2M HILL stock; or

(ii)
a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

c.
Any one person, or persons acting as a Group, directly or indirectly, acquires ownership of all or substantially all of the assets of CH2M HILL.

d.
The stockholders of CH2M HILL approve a plan of liquidation or dissolution of CH2M HILL and such transaction is consummated.

For purposes of the definition in this section, "Group" shall mean "group" as within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended; provided, however, that persons will not be considered to be acting as a Group solely because they purchased stock of CH2M HILL at the same time, or as a result of the same public offering. Persons will be considered to be acting as a Group with any entity in which they own equity and with each other if such entity enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of all or substantially all assets, or similar business transaction with CH2M HILL.

For the avoidance of doubt, this section shall be interpreted in accordance with Treasury guidance for the definition of Change in Control under Section 409A.

e.
Termination Ahead of COC. Notwithstanding anything in this Agreement to the contrary, if Executive's employment is terminated (actually or for Good Reason as described in section 1.9) prior to a Change of Control Event, and Executive reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control Event and a Change of Control Event involving such third party occurs, then for all purposes of this Agreement, the date of a Change of Control Event shall mean the date immediately prior to the date of such termination of employment.

1.5
"COC Period" means the period of time beginning with a Change of Control Event and ending two (2) years following such Change of Control Event.

1.6
"Code" means the United States Internal Revenue Code of 1986, as amended.

1.7
"Date of Termination" means the effective date on which Executive's employment by CH2M HILL or successor terminates as specified in a written notice to the other by CH2M HILL, successor, or Executive, as the case may be, delivered pursuant to section 9.7. A Date of Termination shall not occur unless the Executive Separates from Service with the Company.

1.8
"ELTI" means the incentive offered under the Executive Officers Long Term Incentive Plan or similar incentive that may replace ELTI that provides performance-based compensation to select senior executive officers and ensures full deductibility of benefits paid under the Plan as performance-based compensation under Code §162(m).

1.9
"Good Reason" means, without Executive's express written consent, the occurrence of any of the following after a Change of Control Event or as provided in section 1.4(e):

a.
Change in Responsibilities:

(i)
the assignment to Executive of any duties or responsibilities inconsistent in any material adverse respect with Executive's position(s), duties, responsibilities or status immediately prior to such Change of Control Event (including any diminution of such duties or responsibilities); or

(ii)
a material adverse change in Executive's reporting responsibilities, titles or offices with CH2M HILL or successor as in effect immediately prior to such Change of Control Event.

b.
Change in Compensation. Any material reduction by CH2M HILL or successor in Executive's total compensation package, including any material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect immediately prior to such Change of Control Event.

c.
Change in Location. Any requirement of CH2M HILL or successor that Executive:

(i)
be based anywhere more than twenty-five (25) miles from the facility where Executive is located at the time of the Change of Control Event; or

(ii)
travel on CH2M HILL or successor's business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change of Control Event.

        d.     Change in Benefits:

    (i)
    the failure of CH2M HILL or successor to continue in effect any employee benefit and fringe benefit plans and policies or deferred compensation plans in which Executive is participating immediately prior to such Change of Control Event, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits; or

    (ii)
    the taking of any action by CH2M HILL or successor which would adversely affect Executive's prior participation in or reduce Executive's accrued benefits under any employee benefit and fringe plans or deferred compensation plans in which Executive is participating immediately prior to such Change of Control Event; or

    (iii)
    the failure of CH2M HILL or successor to provide Executive and Executive's dependents welfare benefits that are substantially comparable to the benefits available to them immediately prior to such Change of Control Event at a substantially comparable cost to Executive; or

    (iv)
    the failure of CH2M HILL or successor to provide Executive with paid vacation at levels in effect for Executive immediately prior to such Change of Control Event or as the same may be increased from time to time thereafter.

  e.
  Office and Support Staff. A material negative change in the office or offices, personal secretarial and other assistance, provided to Executive compared to the most favorable of the foregoing provided to the Executive by CH2M HILL at any time during the 120-day period immediately preceding the Change of Control Event or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of CH2M HILL or successor.

  f.
  Assumption of this Agreement. The failure of CH2M HILL to assign and obtain the assumption of this Agreement from any successor as contemplated in section 3.5.

  g.
  Inadvertent Action. An action taken in good faith and which is remedied by CH2M HILL or successor within thirty (30) calendar days after receipt of notice thereof given by Executive shall not constitute Good Reason under this Agreement. Executive must provide notice of termination of employment within thirty (30) calendar days of Executive's knowledge of an event constituting "Good Reason" or such event shall not constitute Good Reason under this Agreement. To constitute Good Reason, the Executive must terminate employment within two (2) years from the date of the initial occurrence of an event described in this section 1.9.

1.10
"ISVEU" means stock value equivalent units offered under the CH2M HILL Companies, Ltd. International Deferred Compensation Plan.

1.11
"Legitimate Business Interests" means CH2M Hill's interests in (a) protecting its proprietary, confidential, and/or trade secret information, including but not limited to client and customer information, (b) protecting its goodwill associated with client and customer relationships, and (c) preventing unfair competition with it based on the Executive's use or knowledge of proprietary, confidential, and/or trade secret information of CH2M Hill.

1.12
"LTI" means the incentive offered under the Long-Term Incentive Plan to selected senior executives of CH2M HILL or similar bonus that may replace LTI at a future date. In current form this incentive bonus is tied to specific three-year performance targets with payments made during the year immediately following the year in which the target performance period terminated.

1.13
"Phantom Stock" means contractual rights to amounts equal to value of CH2M HILL Stock over time provided to selected employees pursuant to CH2M HILL Phantom Stock Plan, as amended from time to time, and any successor plan.

1.14
"Restricted Stock" means any restricted stock granted to Executive under the CH2M HILL Restricted Stock Policy and Administration Plan, as amended from time to time, and any successor plan or any restricted stock granted under any other CH2M HILL stock plan.

1.15
"SAR" means contractual rights to amounts equal in value to CH2M HILL Stock appreciation over time provided to selected employees pursuant to CH2M HILL Stock Appreciation Rights Plan, as amended from time to time, and any successor plan.

1.16
"Separation from Service" means a termination of services provided by the Executive whether voluntarily or involuntarily, other than by reason of death or disability, as determined by CH2M HILL in accordance with regulation §1.409A-1(h) of Section 409A. In determining whether the Executive has experienced a Separation from Service, the following provisions shall apply:

A Separation from Service shall occur when the Executive has experienced a termination of employment with CH2M HILL. The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and CH2M HILL reasonably anticipate that either (i) no further services will be performed for CH2M

  HILL after a certain date, or (ii) that the level of bona fide services the Executive will perform for CH2M HILL after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Executive if the Executive has been providing services to CH2M HILL less than 36 months).

1.17
"Section 409A" means Section 409A of the Internal Revenue Code regarding the treatment for federal income tax purposes of nonqualified deferred compensation.

1.18
"SERRP" means the CH2M HILL Supplemental Executive Retirement and Retention Plan, as amended from time to time, and any successor plan.

1.19
"Specified Employee" shall mean any Executive who is determined to be a "key employee" (generally the top 50 ranked employees by compensation for the prior calendar year) for the applicable period, as determined annually by CH2M HILL in accordance with regulation §1.409A-1(i) of Section 409A.

1.20
"Stock" means CH2M HILL common stock.

1.21
"Stock Options" means options to purchase CH2M HILL stock at an agreed strike price granted from time to time to selected CH2M HILL employees pursuant to CH2M HILL Stock Option Plans.

1.22
"Subsidiary" means any corporation or other entity in which CH2M HILL has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or in which CH2M HILL has the right to receive fifty percent (50%) or more of the distribution of profits or of the assets on liquidation or dissolution.

1.23
"SVEUs" means stock value equivalent units offered under the CH2M HILL Pre-Tax and Post-Tax Deferred Compensation Plans.

1.24
"Window Period" means the period of at least ten (10) business days commencing on the business day next following signing of the agreement or plan of organization which will result in a COC and during which the Executive will be required to make certain elections described in this Agreement.

Article 2. Obligations of Executive

2.1
Continuing Employment. Executive agrees that in the event of any threat or occurrence of or negotiation or other action that could reasonably lead to, or create the possibility of a Change of Control Event, Executive shall not voluntarily leave the employ of CH2M HILL without Good Reason for a period of thirty (30) calendar days following the Change of Control Event unless CH2M HILL or successor specifically agrees otherwise

2.2
Assistance with Transition. The Executive agrees that in the event of termination by the Executive voluntarily other than for Good Reason, he/she shall act diligently to assist CH2M HILL or successor with transition of his/her responsibilities to another executive designated by CH2M HILL or successor. Such assistance obligation shall not extend beyond thirty (30) calendar days after the Date of Termination and shall be limited in scope to tasks and consultations necessary for orderly transition and shall not unduly burden the Executive or interfere in any way whatsoever in his/her pursuits of alternative employment. All expenses of the Executive related to such assistance shall be promptly reimbursed by CH2M HILL or successor.

2.3
Non-Competition and Other Restrictive Covenants. All Restrictive Covenants outlined in this section 2.3 may be waived by CH2M HILL (its CEO or designee), in the case of all participants other than the CEO, or by the Board, in the case of the CEO, at its discretion.

  a.
  Legitimate Business Interests. The Executive acknowledges that the CH2M HILL Companies have Legitimate Business Interests which CH2M HILL seeks to protect by the Restrictive Covenants set forth in this section 2.3.

  b.
  Restricted Period. The restrictive covenants set forth in this section 2.3 shall apply from the Date of Termination until one year following such date; provided, however, that if the Executive is also a participant in the SERRP, the Restricted Period for the Executive under this Agreement shall be equal to greater of one year from the Date of Termination and the non-compete period provided in the SERRP ("Restricted Period").

  c.
  Restricted Area. The Executive acknowledges that CH2M HILL's business is intended to be and is global, and agrees that any of his/her activities anywhere in the world in violation of the restrictive covenants contained herein would unfairly damage CH2M HILL and its Legitimate Business Interests. Therefore, the restrictive covenants contained in this Agreement shall apply and be effective throughout the world (the "Restricted Area").

  d.
  Covenant Not to Compete. During the Restricted Period and within the Restricted Area, the Executive shall not directly or indirectly, individually or in combination with others, compete with CH2M HILL as an employee, officer, director, independent contractor, consultant, agent, venturer, partner, member, or other beneficial holder of any interest in any CH2M HILL Competitor (as defined below). Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning or purchasing stock of a CH2M HILL Competitor on the open market, either directly or through the ownership of mutual funds or other investment vehicle, as long as the Executive does not directly or indirectly own more than 0.1% (in the aggregate) of such CH2M HILL Competitor.

  For purposes of this Agreement, the term "CH2M HILL Competitor" shall be defined as any engineering, program management, or construction company engaged in any activities or businesses similar in material respects to CH2M HILL Business and/or listed among the top 25 companies on any ENR (Engineering News Record) list of top industry leaders (for a year in question), where CH2M HILL is listed in the top 25 companies on the list.

  e.
  Waiver of Non-Complete Restriction. At any time, the Executive may seek a waiver of his obligations under a Covenant Not to Compete outlined in this section 2.5 by discussing any proposed activity with CH2M HILL's CEO or his successor or designee. The CEO shall determine in his sole discretion whether the potential engagement is competitively harmful to CH2M HILL and may waive the Covenant Not to Compete obligations in his discretion.

  f.
  Covenant Against Interference with Client Relations. During the Restricted Period and within the Restricted Area, the Executive shall not interfere in any manner with any CH2M HILL relationships with its clients or prospective clients. Activities prohibited hereunder shall include, but are not limited to, the Executive's request, suggestion, advice, recommendation, solicitation, or other actions or attempts to induce or influence a client or a prospective Client to

  (i)
  withdraw from, curtail, or cease discussions with CH2M HILL about project or business opportunities;

  (ii)
  cancel, breach, terminate, or otherwise fail to go forward with any contract or business relation with CH2M HILL; or

  (iii)
  do business within the scope of CH2M HILL business with any person or entities other than CH2M HILL.

  g.
  Covenant Against Interference with Employment Relations. During the Restricted Period and within the Restricted Area, the Executive shall not interfere in any manner with any CH2M HILL relations with any person who, to the knowledge of the Executive, is employed by or otherwise in the service of one or more of the CH2M HILL companies during the Restricted Period or in the previous twelve (12) months. Activities prohibited hereunder shall include, but are not limited to, the Executive's request, suggestion, advice, recommendation, solicitation, or other actions or attempts to induce or influence an employee or other person to leave employment or the service of any CH2M HILL company nor identification of any persons so engaged by CH2M HILL as a target of recruiting activities by others.

  h.
  Covenant Regarding Corporate Opportunities. During the Restricted Period, the Executive shall promptly refer to CH2M HILL any information or inquiry he/she receives or is aware of concerning any opportunity involving or relating to CH2M HILL business anywhere in the Restricted Area, and shall not refer such inquiry or information to any other person or entity. In the event that CH2M HILL is not interested in pursuing such an opportunity, the Executive shall be free to pursue such opportunities directly or advise others about such opportunities, provided he/she advises the CEO of his/her intention to do so.

  i.
  Nondisclosure Covenant. During the Restricted Period, the Executive shall not, without the prior written consent of the CEO, use or exploit for any purpose not related to his/her activities on behalf of CH2M HILL, or disclose to any person or entity other than an employee, officer or director of the CH2M HILL companies (with a need-to-know and to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties) any Confidential Information (as defined below) of any of the CH2M HILL companies.

  In the event that the Executive is called upon to disclose Confidential Information in connection with any judicial or administrative proceeding or inquiry, the Executive shall (unless prohibited from doing so by law) immediately inform CH2M HILL of the proceeding and the potential disclosure of Confidential Information, and shall cooperate with CH2M HILL fully to obtain a protective order (or similar protection mechanism) to the extent possible. In the event of any action or proceeding between the Executive and CH2M HILL, in which disclosure of Confidential Information may be necessary or appropriate, the Executive shall limit such disclosure to that which is absolutely necessary and shall cooperate with CH2M HILL in obtaining an order to protect the Confidential Information from public disclosure. CH2M HILL shall be responsible for any reasonable fees and costs incurred in seeking and obtaining such protective orders.

  For purposes of this Agreement, "Confidential Information" shall mean information about CH2M HILL, its companies and business, employees, and clients that is not generally available outside the confines of our organization, and (1) is identified or treated by CH2M HILL as confidential, proprietary or trade-secret, or (2) in CH2M HILL's discretion is competitively sensitive and the disclosure of it would have a detrimental effect on CH2M HILL and/or unfairly disadvantage CH2M HILL in the marketplace.

  j.
  Severability and Reformation of Restrictive Covenants. In entering into this Agreement and restrictive covenants herein contained, it is the intent of both parties to comply with the requirements of Colorado law in all material respects and for the restrictive covenants to be fully enforceable under Colorado law. If any restraint contained herein is deemed by a court of competent jurisdiction to be unreasonable in scope, duration, activities restricted, or otherwise, the parties hereby authorize and request the court to modify the restraint to the minimum extent necessary, so as to grant the relief provided and intended by this Agreement to the maximum extent permitted by law.

  k.
  Remedies. The parties hereto agree that the restrictive covenants contained in this Agreement are material terms of this Agreement, without which CH2M HILL would not have entered into this Agreement. Therefore, the parties agree that any material breach of any such covenant shall discontinue any obligation by CH2M HILL to provide any further consideration as provided in this Agreement. The parties further agree that the Executive's material breach of any covenant contained in this Agreement would result in substantial damage to CH2M HILL that would be difficult or impossible to ascertain or quantify. The Executive therefore agrees that in the event of any breach or threatened breach of the restrictive covenants,

    CH2M HILL and/or any of the CH2M HILL companies shall have the right to enforce the provisions of this Agreement by any appropriate and effective legal and/or equitable remedy.

2.4
In no event shall an asserted violation of the provisions of sections 2.2 or 2.3 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Article 3. Obligations of CH2M HILL and/or Successor

3.1
Payment on COC Termination. If during the COC Period, the Executive terminates employment with CH2M HILL for Good Reason, or if CH2M HILL or successor terminates the employment of Executive (actually or for Good Reason) other than

  (w)
  for Cause; or

  (x)
  as a result of Executive's death; or

  (y)
  due to Executive's absence from Executive's duties with CH2M HILL or successor on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness; or

  (z)
  as a result of Executive's mandatory retirement (not including any mandatory early retirement) in accordance with CH2M HILL's or successor's retirement policy generally applicable to its salaried employees of responsibilities and rank similar to the Executive's as in effect immediately prior to the Change of Control Event, or in accordance with any retirement arrangement established with respect to Executive with Executive's written consent;

  then, CH2M HILL or successor shall pay to Executive within thirty (30) calendar days following the Date of Termination, or, if later, within ten (10) calendar days after the Release and Settlement Agreement provided in Article 7 become irrevocable, as compensation for services rendered to CH2M HILL and/or successor, in immediately available funds:

  a.
  Salary. Executive's base salary, accrued vacation, and any accrued compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon), through the Date of Termination, in each case to the extent not yet paid; plus

  b.
  Severance. A lump-sum severance amount equal to 2.99 times:

  (i)
  Executive's highest annual rate of base salary in effect during the twelve (12) month period prior to the Date of Termination,plus

  (ii)
  Executive's target Annual Bonus for the fiscal year in which Executive's Date of Termination occurs; plus

  c.
  Prior Year Annual Bonus. If not yet paid, the Executive's Annual Bonus due for the fiscal year immediately preceding the Date of Termination (as determined by the Board on or before the Date of Termination or if no determination has been made, the target Annual Bonus designated for the Executive for that fiscal year); plus

  d.
  Prior Year LTI. If not yet paid, the Executive's LTI bonus due for the LTI period that ends in the fiscal year immediately preceding the Date of Termination, calculated as provided in the LTI Plan, all to the extent the Executive is a participant in the LTI; plus

  e.
  Prior Year ELTI. If not yet paid, the Executive's ELTI bonus due for the ELTI period that ends in the fiscal year immediately preceding the Date of Termination, calculated as provided in the ELTI Plan, all to the extent Executive is a participant in the ELTI; plus

  g.
  Pro-rata LTI. A pro rata portion, as of the Date of Termination, of Executive's LTI bonus payouts for the open bonus periods that include the Date of Termination year, calculated as provided in the LTI Plan, all to the extent Executive is a participant in the LTI; plus

  h.
  Pro-rata ELTI. A pro rata portion, as of the Date of Termination, of Executives' ELTI bonus payouts for open bonus periods that include the Date of Termination year, as calculated as provided in the ELTI Plan, all to the extent Executive is a participant in the ELTI; plus

  i.
  SERRP. If not yet paid, a lump sum distribution of the Executive's contribution accounts balance under the SERRP. The Executive's contribution account balances shall become fully vested upon the Date of Termination as set forth in the SERRP, to the extent Executive is a participant in the SERRP.

  j.
  Deferred Compensation. Pursuant to a written election of the Executive during the Window Period selecting such payment, any compensation previously deferred by Executive under the CH2M HILL Executive Deferred Compensation Plan and/or the CH2M HILL Deferred Compensation Plan shall be paid to the Executive as a result of the Executive's termination of employment under this agreement in accordance with the terms of the Executive Deferred Compensation Plan and/or Deferred Compensation Plan, respectively, other than pursuant to a tax qualified plan (together with any interest and earnings thereon) and any accrued vacation, in each case to the extent not yet paid for all amounts deferred or accrued prior to October 3, 2004, and the earnings credited thereto. If no amount is paid with respect this paragraph (j), then the deferred compensation described herein shall continue to be administered in accordance with the terms of the applicable deferred compensation plans or programs and the existing elections of the Executive under such plans or programs. Unless the Executive agrees otherwise, CH2M HILL or successor shall establish separate rabbi trusts or a separate structure within its existing rabbi trusts to fund CH2M HILL's or successor's obligations to the Executive with respect to such unpaid deferred compensation.

  k.
  Offsets. Any amounts paid under paragraphs (a) through (j) above, shall be a respective offset to any amounts remaining to be paid to the Executive for the year in which the Date of Termination falls, in the case of the Annual Bonus, and for the open bonus periods that include the Date of Termination year, in the case of the LTI bonus and the ELTI bonus. In no event shall the Executive be required to return all or any portion of payments under paragraphs (a) through (j) above.

3.2
Treatment of Stock Options, SARs, Stock, SVEU, ISVEU and Restricted Stock Holdings. Upon the Date of Termination or a reasonable time thereafter, CH2M HILL or successor shall cause the following:

a.
Vesting. With respect to any Stock Options, SARs, Stock, Phantom Stock, SVEUs, ISVEUs, Restricted Stock (and any other stock awards outstanding under the CH2M HILL stock plans) and instruments tied directly or indirectly to the value of Stock, held by the Executive on the Date of Termination, (i) cancellation of all restrictions on awards of Restricted Stock, Phantom Stock or ISVEUs and (ii) full and immediate vesting (to the extent not already vested) of, and application of immediate exercisability or unrestricted redemption rights with respect to, all outstanding Stock Options, SARs, SVEUs, ISVEUs and other stock-based awards.

b.
Redemption. To the extent such awards are not subject to Section 409A, the redemption of all Phantom Stock, SARs, SVEUs and ISVEUs (and any other stock awards outstanding under the CH2M HILL stock plans) of the Executive at the greater of (i) the price per share of Stock which was paid to secure the COC or (ii) the Stock price in effect immediately prior to the Date of Termination.

c.
Cashout. Provided that at the Date of Termination, the Stock does not have a public market and continues to be traded through a CH2M HILL internal market or equivalent, CH2M HILL or successor shall cash out the Executive's Stock and Stock Option holdings at the greater of (i) the price per share of Stock which was paid to secure the COC or (ii) the Stock price in effect immediately prior to the Date of Termination.

  d.
  Payroll Direct Stock Purchase Plan. To the extent Executive participates in the Payroll Stock Purchase Plan ("PDSPP"), the PDSPP shall govern the mechanism by which any existing election for payroll deductions to purchase stock after the Date of Termination is affected.

3.3.
Continuation of Benefits. In addition to payments listed in sections 3.1 and 3.2, CH2M HILL or successor shall continue to provide, for a period equal to the period the Executive would be entitled to continuation coverage under a group health plan of CH2M HILL under Code §4980B following the Date of Termination but in no event after Executive's attainment of age sixty-five (65), Executive (and Executive's dependents if applicable) with the same level of medical, dental, benefits and through the end of the last day of the second taxable year of CH2M HILL following the Date of Terminations for accident, disability, life insurance and any other similar welfare benefits in place as of the Date of Termination upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the COC); provided that, if Executive cannot continue to participate in CH2M HILL's or successor plans providing such benefits, CH2M HILL or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that CH2M HILL or successor reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

3.4
Vesting in Retirement Plans. On the Date of Termination, all amounts contributed by CH2M HILL for the account of the Executive pursuant to CH2M HILL's retirement plans, including the Defined Contribution Plan, Deferred Compensation Retirement Plan, Employee Stock Plan and Tax-Deferred Savings Plan (401(k)), or successor's equivalents, shall fully vest, and the Executive will be paid in cash, at the same time as the payments pursuant to section 3.1 are made, an amount equal to all CH2M HILL or successor contributions that would have been made by CH2M HILL or successor during the entire COC Period assuming the company paid the contributions at rates comparable to those in the two years preceding the Date of Termination; provided that if full vesting in the CH2M HILL retirement plans would violate applicable provisions of the plans or the Code, the Executive will be paid in cash an amount equal to the amount forfeited by the Executive in such retirement plans.

3.5.
Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive's employment with CH2M HILL or a subsidiary, any of CH2M HILL's stock is publicly traded on an established securities market or otherwise, (B) the Executive is determined to be a Specified Employee", (C) the payments exceed the amounts permitted to be paid pursuant to regulation 1.409A-1(b)(9)(iii) and (D) of Section 409A such delay is required to avoid the imposition of the tax set forth in Section 409A as a result of such termination, the Executive would receive any payment that, absent the application of this Section 3(f), would be subject to interest and additional tax imposed pursuant to, and as a result of the application of, Section 409A, then no such payment shall be payable prior to the date that is the earliest of (1) six months and one day after the Executive's termination date, (2) the Executive's death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). It is the intention of CH2M HILL and the Executive that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A. To the extent such potential payments or benefits could become subject to such Section, CH2M HILL and the Executive shall cooperate to structure the payments with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

3.6
Greatest Net Benefit. Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at his/her expense) that the receipt of any payments hereunder would subject the Executive to tax under Code §4999 or a successor provision, CH2M HILL or successor shall reduce the payment due to the Executive hereunder to the extent necessary, if at all, so that the net (after tax) benefit of the payments to the Executive is maximized. In order to comply with Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the parachute payment for purposes of Code §280G to the greatest extent.

3.7
Assignment of Agreement. Concurrently with any Change of Control, CH2M HILL shall cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of CH2M HILL hereunder. Failure of CH2M HILL to obtain such assumption prior to the effectiveness of any such Change of Control shall be a breach of this Agreement and shall constitute Good Reason entitling the Executive to resign, within thirty (30) calendar days of consummation of such Change of Control, and receive compensation hereunder.

Article 4. Withholding Taxes

CH2M HILL or successor may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, CH2M HILL or successor is required to withhold therefrom.

Article 5. Term and Termination

5.1	a.	This Agreement replaces and supercedes all COC agreements the Executive holds with CH2M HILL as of the Effective Date. Execution of this Agreement constitutes notice and acceptance of termination (including any requisite waivers of notice periods for such termination) of all outstanding COC agreements.
  b.
  Term. This Agreement shall be effective as of the Effective Date and shall continue in effect for twelve (12) months thereafter. The Agreement shall automatically renew for an indefinite number of twelve (12) months consecutive terms unless and until CH2M HILL provides the Executive with written notice of cancellation of the Agreement at least thirty (30) calendar days prior to such automatic renewal. Notwithstanding the delivery of any such cancellation notice, however, this Agreement shall continue in effect until the end of the COC Period, if the COC shall have occurred during the term of this Agreement or within six months following the termination date stated in the cancellation notice.

5.2
Termination. This Agreement shall terminate upon :

a.
Termination prior to COC. Termination of Executive's employment with CH2M HILL prior to a Change of Control Event (except as otherwise provided in section 1.4(d) above);

b.
Termination after COC.

(i)
Executive's termination of his/her employment with CH2M HILL for any reason except for Good Reason;

(ii)
Termination of Executive employment by CH2M HILL or successor for Cause;

(iii)
Termination of Executive employment as a result of his/her death;

(iv)
Absence, as outlined in section 3.3; or

(v)
Retirement, as outlined in section 3.3;

c.
The end of the COC Period; or

d.
Cancellation in accordance with section 5.1.

Article 6. Agreement Survives Changes of Control

6.1
This Agreement shall not be terminated by any Change of Control. In the event of any Change of Control, the provisions of this Agreement shall be binding upon the surviving or resulting corporation. If the person or entity to which such assets are transferred has not agreed to be bound by the provisions of this Agreement, this Agreement will continue to be binding upon CH2M HILL.

6.2
This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

Article 7. Full Settlement

CH2M HILL's or successor's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other separation payments to Executive under any previous severance or employment agreement between the Executive and CH2M HILL or a successor, and, with respect to amounts payable in connection with a termination of employment within the COC Period, such agreements shall be null and void. In addition, payments made under section 3.1 and 3.2 shall be in full settlement of the compensation and benefit obligations to which the payments relate under the plan, program or agreement under which such promises, awards or grants were made. As a condition of payment of amounts due the Executive under this Agreement in connection with a termination of employment, the Executive shall be required to execute a Release and Settlement Agreement within 30 days of his/her termination of employment, in the form reasonably determined by CH2M HILL or successor, in which the Executive shall acknowledge satisfaction of CH2M HILL's or successor's obligations under this Agreement and such programs, plans, and agreements under which such promises, awards or grants were made.

Article 8. Employment With Subsidiaries

Employment with CH2M HILL for purposes of this Agreement shall include employment with any Subsidiary or successors in interest of CH2M HILL.

Article 9. Miscellaneous

9.1
Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in section 3.4, such amounts shall not be reduced whether or not Executive obtains other employment.

9.2
Setoff. CH2M HILL's or successor's obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that CH2M HILL or successor may have against Executive or others, except for the remedies provision of section 2.3(k).

9.3
Governing Law; Validity. The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provisions shall remain in full force and effect.

9.4
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.5
Indemnification and Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with CH2M HILL or successor or involving the failure or refusal of CH2M HILL or successor to perform fully in accordance with the terms hereof, CH2M HILL or successor shall, to the fullest extent permitted by law, indemnify and reimburse Executive for all legal fees and expenses incurred by Executive in connection with such contest or dispute (regardless of the lack of finality or the result thereof), within thirty (30) calendar days of receipt of evidence thereof, together with interest in an amount equal to the prime rate published in the Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the end of such 30 day period through the date of payment thereof. To the extent that a final order subject to no further appeal determines that all or any part of the position taken by Executive was frivolous or advanced in bad faith, the court shall order the Executive to repay an amount to CH2M HILL or its successor as the court shall equitably determine.

9.6
Waivers. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of CH2M HILL or successor. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or CH2M HILL or successor to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or CH2M HILL or successor may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

9.7.
Notice.

a.
For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after deposit in the U.S. mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	[Name]
[Address]
If to CH2M HILL:	CH2M HILL Companies, Ltd. or successor 9191 South Jamaica Street Englewood, CO 80112 Attn: Chief Legal Officer
CH2M HILL Companies, Ltd. or successor 9191 South Jamaica Street Englewood, CO 80112 Attn: Chief Human Resources Officer

    or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  b.
  A written notice of Executive's Date of Termination by CH2M HILL or Executive, as the case may be, to the other, shall:

  (i)
  indicate the specific termination provision in this Agreement relied upon;

  (ii)
  to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and

  (iii)
  specify the termination date (which date shall be not less than fifteen (15) nor more than sixty (60) calendar days after the giving of such notice).

    The failure by Executive or CH2M HILL or successor to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or CH2M HILL or successor hereunder or preclude Executive or CH2M HILL or successor from asserting such fact or circumstance in enforcing Executive's or CH2M HILL's or successor's rights hereunder.

9.8.
Section 409A. With respect to payments under this Agreement, for purposes of Section 409A, each severance payment and reimbursement payment will be considered one of a series of separate payments.

IN WITNESS WHEREOF, CH2M HILL has caused this Agreement to be executed by a duly authorized officer of CH2M HILL and Executive has executed this Agreement as of the day and year first above written.

CH2M HILL COMPANIES, LTD.		EXECUTIVE
By:	John Madia, Chief Human Resources Officer	Name:

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  Exhibit 10.1
CHANGE OF CONTROL AGREEMENT